Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION FILES FOR
EXTENSION OF ANNUAL REPORT ON FORM 10-K,
EXPECTS TO FILE ON OR BEFORE DECEMBER 29, 2005

Company Expects to Report Revenues of Approximately $10.2 Million for Fiscal Year Ended September 30, 2005

SAN DIEGO, CA, December 15, 2005 - American Technology Corporation (ATC) (NASDAQ: ATCO), an innovator of directed sound products and technologies, announced today it was not able to file its Form 10-K for the fiscal year ended September 30, 2005 by the due date of December 14, 2005 without unreasonable effort or expense because of delays in performing additional procedures with respect to its year-end financial statements, and Swenson Advisors, LLP, the company’s independent registered public accounting firm, will require additional time to complete its audit of such financial statements.

In addition, management requires additional time to complete its report on management’s assessment of the company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit adjustments to date have resulted in management's identification of material weaknesses in the company’s internal control over financial reporting. As a result of these material weaknesses, management will report that the company's internal control over financial reporting was not effective as of September 30, 2005.

"Like many companies first complying with Sarbanes-Oxley, ATC is finding that its internal controls are not sufficient to meet the Sarbanes-Oxley standards," said John Zavoli, ATC’s new president and chief operating officer. "Since my start date last month, I have worked on adding the resources and controls necessary to address the deficiencies in our accounting, finance and operations functions. We are addressing these issues and expect to file our annual report on Form 10-K on or before December 29, 2005.”

ATC expects to report in the Form 10-K revenues of approximately $10.2 million for the fiscal year ended September 30, 2005 as compared with the previous fiscal year's revenues of $5.8 million. Gross profit for fiscal 2005 is expected to be approximately $4.5 million or 44% of revenues, compared to $2.3 million or 40% of revenues for fiscal 2004. The increase in revenues and gross profit is principally the result of an increase of sales of the company’s LRAD products. ATC expects selling, general and administrative expenses to be approximately $9.1 million or 89% of revenues for fiscal 2005, compared with $5.3 million or 92% of revenues for fiscal 2004. Research and development costs are expected to be $4.6 million or 45% of revenues for 2005, a 54% increase from $3.0 million in 2004. ATC made heavy investments in fiscal 2005 completing new HSS®, portable LRAD™, and NeoPlanar®-based products, and in growing its sales and marketing organization. Loss from operations is expected to be approximately $9.3 million for fiscal 2005 compared to $6.0 million for fiscal 2004. The increase in loss in fiscal 2005 resulted from increases in selling, general and administrative expenses and research and development expenses, partially offset by increased gross profit. Based on the procedures and audit still underway, there may be additional adjustments to the fiscal 2005 results.

About American Technology Corporation
American Technology Corporation is Shaping the Future of Sound® through its proprietary directed sound products and technologies which include: the award-winning HSS® (HyperSonic® Sound technology); LRAD™ (Long Range Acoustic Device) products family; NeoPlanar® products family, Sound Vector™ technology, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 320 U.S. and foreign patents and pending patent applications to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements relating to the company's expectation that it will file its 2005 Form 10-K on or before December 29, 2005 and the company's expected financial results to be reported in the 2005 Form 10-K. These forward-looking statements involve a number of risks and uncertainties, including uncertainties related to the results and completion of the audits of the company's financial statements and assessment of its internal control over financial reporting. These and other factors could cause the company's actual results to differ materially from what it projects in its forward-looking statements, and could delay the filing of the Form 10-K beyond the December 29, 2005 extended filing deadline. These forward-looking statements are based on information and management's expectations as of the date of this press release. For more information regarding other potential risks and uncertainties, see the "Business Risks" section of the company's most recent Form 10-Q for the quarter ended June 30, 2005 and the "Risk Factors" section of the company's Form 10-K/A for the year ended September 30, 2004. The company disclaims any intent or obligation to update these forward-looking statements.

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FOR FURTHER INFORMATION CONTACT:
Investor relations:	Media inquiries:
Robert Putnam	Don Mathias
(858) 679-3168	(949) 855-4520
robert@atcsd.com	dwmath@aol.com